Exhibit 99.1
News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2022 Financial Results

•Net sales of $19.0 billion in the fourth quarter and $66.0 billion in 2022
•Net earnings of $1.9 billion, or $7.40 per share, inclusive of non-operational charges of $129 million ($101 million, or $0.39 per share, after-tax) in the fourth quarter
•Net earnings of $5.7 billion, or $21.66 per share, inclusive of non-operational charges of $1.9 billion ($1.5 billion, or $5.57 per share, after-tax) in 2022
•Cash from operations of $1.9 billion in the fourth quarter and $7.8 billion in 2022; free cash flow of $1.2 billion in the fourth quarter and $6.1 billion in 2022
•Returned $5.0 billion of cash to shareholders through share repurchases and dividends in the fourth quarter, and $10.9 billion in 2022
•Increased backlog 11% to $150 billion compared to fourth quarter 2021
•2023 financial outlook provided

BETHESDA, Md., Jan. 24, 2023 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2022 net sales of $19.0 billion, compared to $17.7 billion in the fourth quarter of 2021. Net earnings in the fourth quarter of 2022 were $1.9 billion, or $7.40 per share, compared to $2.0 billion, or $7.47 per share, in the fourth quarter of 2021. Net earnings for the fourth quarter of 2022 include certain non-operational items of $129 million, or $0.39 per share, compared to $(92) million, or $(0.25) per share in the fourth quarter of 2021. See table below for further details. Cash from operations was $1.9 billion in the fourth quarter of 2022, compared to $4.3 billion in the fourth quarter of 2021. Free cash flow was $1.2 billion in the fourth quarter of 2022, compared to $3.7 billion in the fourth quarter of 2021.
Net sales in 2022 were $66.0 billion, compared to $67.0 billion in 2021. Net earnings in 2022 were $5.7 billion, or $21.66 per share, compared to $6.3 billion, or $22.76 per share, in 2021. Net earnings for 2022 include certain non-operational items of $1.9 billion, or $5.57 per share, compared to $1.4 billion, or $3.99 per share in 2021. See table below for further details. Cash from operations in 2022 was $7.8 billion, compared to $9.2 billion in 2021. Free cash flow in 2022 was $6.1 billion, compared to $7.7 billion in 2021.
“Lockheed Martin’s stronger than expected finish to the year demonstrated the company’s reliability and resiliency to meet commitments in challenging environments, while leading the industry’s critical security advancements for our nation and allies,” said Chairman, President and CEO James Taiclet. “Our ongoing expansion of 21st Century capabilities and commercial partnerships are delivering deterrence solutions and value enhancing growth opportunities across our businesses. As we track toward our objective of growth resumption in 2024, we will continue to execute our dynamic and disciplined capital allocation program, by reinvesting in our business and pursuing growth opportunities, and returning capital to shareholders. We remain confident in our plans to enable our customers to stay ahead of ready and to deliver sustainable economic value.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		Dec. 31, 2022			Dec. 31, 2021
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$2,190	$1,912	$7.40	$2,490	$2,049	$7.47
	Severance and other charges	100	79	0.31	—	—	—
	Mark-to-market investments losses (gains)[1]	29	22	0.08	(92)	(69)	(0.25)
	Total Adjustments	129	101	0.39	(92)	(69)	(0.25)
	As Adjusted (Non-GAAP)[2]	$2,319	$2,013	$7.79	$2,398	$1,980	$7.22

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and other mark-to-market investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

	(in millions, except per share data)	Years Ended
		Dec. 31, 2022			Dec. 31, 2021
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$6,680	$5,732	$21.66	$7,550	$6,315	$22.76
	Pension settlement charge	1,470	1,156	4.33	1,665	1,310	4.72
	Mark-to-market investments losses (gains)[1]	290	219	0.83	(307)	(231)	(0.83)
	Severance and other charges	100	79	0.31	36	28	0.10
	Debt refinancing transaction	34	26	0.10	—	—	—
	Total Adjustments	1,894	1,480	5.57	1,394	1,107	3.99
	As Adjusted (Non-GAAP)[2]	$8,574	$7,212	$27.23	$8,944	$7,422	$26.75

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and other mark-to-market investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Severance and other charges
During the fourth quarter of 2022, the company recorded charges totaling $100 million ($79 million, or $0.31 per share, after-tax) that relate to actions at its Rotary and Mission Systems (RMS) business segment, which include severance costs for reduction of positions and asset impairment charges. After a strategic review of RMS, these actions will improve the efficiency of its operations, better align the organization and cost structure with changing economic conditions, and changes in program lifecycles.

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2022	2021	2022	2021
	Net sales	$18,991	$17,729	$65,984	$67,044

	Business segment operating profit[1]	$2,006	$2,014	$7,219	$7,379
	Unallocated items
	FAS/CAS operating adjustment	428	491	1,709	1,960
	Severance and other charges[2]	(100)	—	(100)	(36)
	Other, net[3]	(41)	(50)	(480)	(180)
	Total unallocated items	287	441	1,129	1,744
	Consolidated operating profit	$2,293	$2,455	$8,348	$9,123

	Net earnings[4,5]	$1,912	$2,049	$5,732	$6,315

	Diluted earnings per share[4,5]	$7.40	$7.47	$21.66	$22.76

	Cash from operations[6]	$1,928	$4,268	$7,802	$9,221
	Capital expenditures	(693)	(607)	(1,670)	(1,522)
	Free Cash Flow[1,6]	$1,235	$3,661	$6,132	$7,699

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Severance and other charges for the quarter and year ended Dec. 31, 2022 include $100 million ($79 million, or $0.31 per share, after-tax) related to certain actions at the company's RMS business segment, which included severance costs for the planned reduction of certain positions and asset impairment charges. Severance and other charges for the year ended Dec. 31, 2021 include $36 million ($28 million, or $0.10 per share, after-tax) for actions at the company’s RMS business segment recognized in the first quarter of 2021.

3
Other, net for the quarter and year ended Dec. 31, 2022 include net gains of $19 million ($14 million, or $0.06 per share, after-tax) and net losses of $176 million ($132 million, or $0.50 per share, after-tax), compared to net gains of $7 million ($5 million, or $0.02 per share, after-tax) and $42 million ($32 million, or $0.11 per share, after-tax) for the quarter and year ended Dec. 31, 2021 due to changes in fair value of investments and liabilities for deferred compensation plans.

4
Net earnings for the quarter and year ended Dec. 31, 2022 include net losses of $48 million ($36 million, or 0.14 per share, after-tax) and $114 million ($86 million, or 0.33 per share, after-tax), compared to net gains of $85 million ($64 million, or $0.23 per share, after-tax) and $265 million ($199 million, or 0.72 per share, after-tax) for the quarter and year ended Dec. 31, 2021 due to changes in fair value of mark-to-market investments.

5	Net earnings for the quarters and years ended Dec. 31, 2022 and 2021 include certain non-operational charges. See prior table for further details.
6	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2023 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2023 Outlook[1]

	Net sales	~$65,000 - $66,000

	Business segment operating profit[2] (conforming to 2022 presentation excluding intangible asset amortization expense)	~$7,010 - $7,110
	Effect of Jan. 1, 2023 reclassification of intangible amortization expense[3]	~$245
	Business segment operating profit[2,3]	~$7,255 - $7,355

	Total FAS/CAS pension adjustment[4]	~$2,100

	Diluted earnings per share	~$26.60 - $26.90

	Cash from operations[4]	≥$8,150
	Capital expenditures	~$(1,950)
	Free cash flow[2,4]	≥$6,200

1
The company’s current 2023 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or mark-to-market investments. The outlook assumes continued accelerated payments to suppliers, with a focus on small and at-risk businesses. In addition, the outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company’s programs, and a statutory tax rate of 21%. It also includes known impacts to the company and broader defense supply chain from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
Effective Jan. 1, 2023, the company no longer considers amortization expense related to purchased intangible assets in its evaluation of business segment operating performance. As a result, beginning on Jan 1. 2023, purchased intangible asset amortization expense, which was previously included in business segment operating profit, will be reported in unallocated corporate expense within operating income. The financial results for the years ended Dec. 31, 2022 and 2021 reported in the news release do not reflect the impact of this change as the company did not change its evaluation of business segment operating performance until Jan. 1, 2023. However, the 2023 Financial Outlook included in the news release reflects the impact of this change. For further information on the impact of this change, refer to the Pro Forma Business Segment Summary Results included in the supplemental tables of this news release.

4	The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion and total expected financial accounting standards (FAS) pension income of approximately $375 million. FAS pension income was calculated using a 5.25% discount rate at Dec. 31, 2022, an approximate (18)% return on plan assets in 2022, and an expected 6.5% long-term rate of return on plan assets in future years. Additionally, the company does not expect to make discretionary contributions to its qualified defined benefit pension plans in 2023. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities

Cash from operations in the fourth quarter of 2022 was $1.9 billion. Capital expenditures were $693 million, resulting in free cash flow of $1.2 billion. The decrease in operating and free cash flows in the fourth quarter of 2022 was primarily due to timing of production and billing cycles impacting contract assets (primarily F-35).

Cash from operations in 2022 was $7.8 billion. Capital expenditures were $1.7 billion, resulting in free cash flow of $6.1 billion in 2022. The decrease in operating and free cash flows in 2022 was primarily due to timing of production and billing cycles impacting contract assets and receivables, timing of liquidation of inventories (primarily TLS and Sikorsky helicopter programs in the company's RMS business segment), and higher federal tax payments (including $610 million in payments attributable to the elimination in 2022 of the option to deduct R&D expenses immediately), all of which were partially offset by the deferral of cash payments for accounts payable (primarily Aeronautics).

The company’s cash activities in the quarter and year end Dec. 31, 2022, included the following:

•paying cash dividends of $766 million and $3.0 billion during the quarter and year ended Dec. 31, 2022;
•paying $4.2 billion to repurchase 7.2 million shares, and $7.9 billion to repurchase 18.4 million shares (excluding, in each period, shares to be received upon final settlement of the fourth quarter 2022 accelerated share repurchase agreement (ASR) in the first half of 2023) during the quarter and year ended Dec. 31, 2022;
•receiving $3.9 billion and $6.2 billion of net proceeds from the issuance of debt during the quarter and year ended Dec. 31, 2022; and
•repayment of $2.3 billion of long-term debt during the year ended Dec. 31, 2022.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2022	2021	2022	2021
Net sales
Aeronautics	$7,635	$7,127	$26,987	$26,748
Missiles and Fire Control	3,287	3,219	11,317	11,693
Rotary and Mission Systems	4,803	4,460	16,148	16,789
Space	3,266	2,923	11,532	11,814
Total net sales	$18,991	$17,729	$65,984	$67,044

Operating profit
Aeronautics	$816	$820	$2,866	$2,799
Missiles and Fire Control	451	438	1,635	1,648
Rotary and Mission Systems	508	448	1,673	1,798
Space	231	308	1,045	1,134
Total business segment operating profit	2,006	2,014	7,219	7,379
Unallocated items
FAS/CAS operating adjustment	428	491	1,709	1,960
Severance and other charges	(100)	—	(100)	(36)
Other, net	(41)	(50)	(480)	(180)
Total unallocated items	287	441	1,129	1,744
Total consolidated operating profit	$2,293	$2,455	$8,348	$9,123

Net sales and operating profit of our business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes our share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of our business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from our business segments and our consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
The company’s consolidated net favorable profit booking rate adjustments represented approximately 25% of total segment operating profit in both the quarter and year ended Dec. 31, 2022, as compared to 29% and 28% in the quarter and year ended Dec. 31, 2021.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2022	2021	2022	2021
Net sales	$7,635	$7,127	$26,987	$26,748
Operating profit	816	820	2,866	2,799
Operating margin	10.7%	11.5%	10.6%	10.5%

Aeronautics’ net sales during the fourth quarter of 2022 increased $508 million, or 7%, compared to the same period in 2021. Net sales increased by approximately $275 million for the F-35 program due to higher volume on production contracts that was partially offset by lower volume on sustainment contracts; about $75 million for the C-130 program due to higher volume on production contracts; approximately $65 million on classified contracts due to higher volume that was partially offset by both an unfavorable profit adjustment of $20 million on a classified program and lower net favorable profit adjustments; and about $55 million for the F-16 program due to higher volume on production contracts.

Aeronautics’ operating profit during the fourth quarter of 2022 was comparable to the same period in 2021. Operating profit decreased approximately $55 million on classified contracts primarily due to lower net favorable profit adjustments and an unfavorable profit adjustment of $20 million on a classified program that were both partially offset by higher volume. This decrease was offset by an increase of approximately $45 million for the F-35 program due to higher volume and net favorable profit adjustments on production contracts. Net favorable profit booking rate adjustments were $45 million lower in the fourth quarter of 2022 compared to the same period in 2021.

Aeronautics’ net sales in 2022 increased $239 million, or 1%, compared to 2021. Net sales increased by approximately $375 million on classified contracts primarily due to higher volume; about $80 million for the F-22 program due to higher net favorable profit adjustments; and approximately $55 million for the F-16 program due to higher volume on production contracts that was partially offset by lower volume on sustainment contracts and unfavorable profit adjustments on a production contract and modernization contracts. These increases were partially offset by a decrease of about $310 million for the F-35 program due to lower volume and favorable profit adjustments on sustainment and production contracts that were partially offset by higher volume on development contracts.
Aeronautics’ operating profit in 2022 increased $67 million, or 2%, compared to 2021. Operating profit increased approximately $145 million on classified contracts primarily due to lower unfavorable profit adjustments on a classified program ($45 million in 2022 compared to $225 million in 2021) that were partially offset by lower favorable profit adjustments; and about $100 million for the F-22 program due to higher net favorable profit adjustments. These increases were partially offset by lower operating profit of approximately $110 million for the F-16 program due to unfavorable profit adjustments in 2022 on a production contract and modernization contracts; and about $80 million for the F-35 program due to lower net favorable profit adjustments on production and sustainment contracts and volume on sustainment contracts. Net favorable profit booking rate adjustments were $30 million higher in 2022 compared to 2021.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2022	2021	2022	2021
Net sales	$3,287	$3,219	$11,317	$11,693
Operating profit	451	438	1,635	1,648
Operating margin	13.7%	13.6%	14.4%	14.1%

MFC’s net sales during the fourth quarter of 2022 increased $68 million, or 2%, compared to the same period in 2021. The increase was primarily attributable to higher net sales of approximately $115 million for tactical and strike missile programs due to higher volume (Precision Strike Missile (PrSM) and Guided Multiple Launch Rocket Systems (GMLRS®)). This increase was partially offset by a decrease of about $50 million for integrated air and missile defense programs due to lower volume (THAAD).

MFC’s operating profit during the fourth quarter of 2022 increased $13 million, or 3%, compared to the same period in 2021. The increase was primarily attributable to higher operating profit of approximately $15 million for tactical and strike missile programs due to higher net favorable profit adjustments on an international tactical and strike missile program that were partially offset by an unfavorable profit adjustment of about $25 million on an air-to-ground missile program. Net favorable profit booking rate adjustments were $10 million higher in the fourth quarter of 2022 compared to the same period in 2021.

MFC's net sales in 2022 decreased $376 million, or 3%, compared to 2021. The decrease was primarily attributable to lower net sales of approximately $280 million for sensors and global sustainment programs due to lower volume on SOF GLSS as a result of changes in mission requirements and lower volume on Sniper Advanced Targeting Pod (SNIPER®); and about $60 million for integrated air and missile defense programs due to lower volume (THAAD) and lower net favorable profit adjustments (PAC-3) that were partially offset by higher volume (PAC-3). Net sales for tactical and strike missile programs were comparable as higher volume (PrSM) was offset by lower volume (air dominance weapon systems).

MFC's operating profit in 2022 decreased $13 million, or 1%, compared to 2021. The decrease was primarily attributable to lower operating profit of approximately $85 million for integrated air and missile defense programs due to lower net favorable profit adjustments for the PAC-3 program and an unfavorable profit adjustment of about $40 million on an air and missile defense development program. This decrease was partially offset by an increase of about $50 million for tactical and strike missile programs due to contract mix and higher net favorable profit adjustments (an international tactical and strike missile program and HIMARS®) that were partially offset by an unfavorable profit adjustment of about $25 million on an air-to-ground missile program. There also were unfavorable profit adjustments of approximately $25 million on an energy program in 2021 that did not recur in 2022. Operating profit for sensors and global sustainment programs was comparable as both contract mix and the net effect of favorable profit adjustments on an international program in 2022 were offset by the closeout activities related to the Warrior program in 2021 that did not recur in 2022. Net favorable profit booking rate adjustments were $45 million lower in 2022 compared to 2021.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2022	2021	2022	2021
Net sales	$4,803	$4,460	$16,148	$16,789
Operating profit	508	448	1,673	1,798
Operating margin	10.6%	10.0%	10.4%	10.7%

RMS’ net sales during the fourth quarter of 2022 increased $343 million, or 8%, compared to the same period in 2021. The increase was primarily attributable to higher net sales of approximately $260 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (Aegis, TPY-4 and TPQ-53); and about $130 million for Sikorsky helicopter programs due to higher production volume (CH-53K and Combat Rescue Helicopter (CRH)) that was partially offset by lower production volume (Black Hawk). These increases were partially offset by a decrease of approximately $65 million for various C6ISR programs due to lower volume.

RMS’ operating profit during the fourth quarter of 2022 increased $60 million, or 13%, compared to the same period in 2021. The increase was primarily attributable to approximately $25 million for Sikorsky helicopter programs due to higher net favorable profit adjustments (Seahawk) and production volume (CH-53K) that were partially offset by lower production volume (Black Hawk); about $25 million for IWSS programs due to higher net favorable profit adjustments (Littoral Combat Ship (LCS); and approximately $20 million for TLS programs due to higher net favorable profit adjustments. Net favorable profit booking rate adjustments were $30 million higher in the fourth quarter of 2022 compared to the same period in 2021.

RMS’ net sales in 2022 decreased $641 million, or 4%, compared to 2021. The decrease was primarily attributable to lower net sales of approximately $280 million for TLS programs primarily due to the delivery of an international pilot training system in the first quarter of 2021 that did not recur in 2022; about $205 million for various C6ISR programs due to lower volume; and approximately $170 million for Sikorsky helicopter programs due to lower production volume (Black Hawk) that was partially offset by higher production volume (CH-53K).

RMS’ operating profit in 2022 decreased $125 million, or 7%, compared to 2021. The decrease was primarily attributable to approximately $70 million for Sikorsky helicopter programs due to lower production volume and net favorable profit adjustments (Black Hawk) that were partially offset by higher net favorable profit adjustments (CRH); about $50 million for various C6ISR programs due to lower net favorable profit adjustments; and approximately $15 million for IWSS programs due to lower net favorable profit adjustments (TPQ-53 and Aegis) that were partially offset by $30 million of unfavorable profit adjustments on a ground-based radar program in 2021 that did not recur in 2022. These decreases were partially offset by an increase of approximately $35 million for TLS programs due to higher net favorable profit adjustments that were partially offset by lower volume due to the delivery of an international pilot training system in the first quarter of 2021 that did not recur in 2022. Net favorable profit booking rate adjustments were $65 million lower in 2022 compared to 2021.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2022	2021	2022	2021
Net sales	$3,266	$2,923	$11,532	$11,814
Operating profit	231	308	1,045	1,134
Operating margin	7.1%	10.5%	9.1%	9.6%

Space’s net sales during the fourth quarter of 2022 increased $343 million, or 12%, compared to the same period in 2021. The increase was primarily attributable to higher net sales of approximately $210 million for national security space programs due to higher development volume (classified programs); about $110 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)); and approximately $40 million for commercial civil space programs due to higher volume (Orion).

Space’s operating profit during the fourth quarter of 2022 decreased $77 million, or 25%, compared to the same period in 2021. The decrease was primarily attributable to approximately $40 million for national security space programs primarily due to lower net favorable profit adjustments (classified programs) and higher net unfavorable profit adjustments of $25 million on a ground solutions program; about $15 million due to lower equity earnings from the corporation's investment in United Launch Alliance (ULA) due to lower launch volume; and approximately $10 million for strategic and missile defense programs due to lower net favorable profit adjustments (Fleet Ballistic Missile (FBM)). Net favorable profit booking rate adjustments were $80 million lower in the fourth quarter of 2022 compared to the same period in 2021.

Space’s net sales in 2022 decreased $282 million, or 2%, compared to 2021. The decrease was primarily attributable to lower net sales of approximately $885 million due to the renationalization of the AWE program on June 30, 2021, which was no longer included in the company's financial results beginning in the third quarter of 2021; and about $125 million for commercial civil space programs due to lower volume (Orion). These decreases were partially offset by higher net sales of about $495 million for strategic and missile defense programs due to higher development volume (NGI); and about $245 million for national security space programs due to higher development volume (classified programs).

Space’s operating profit in 2022 decreased $89 million, or 8%, compared to 2021. The decrease was primarily attributable to approximately $85 million for national security space programs primarily due to lower net favorable profit adjustments (classified programs and SBIRS) that were partially offset by lower net unfavorable profit adjustments of $25 million on a ground solutions program; and about $40 million for commercial civil space programs due to lower net favorable profit adjustments (Human Lander System (HLS)) and lower volume (Orion). These decreases were partially offset by higher equity earnings of approximately $35 million from the company's investment in ULA due to higher launch volume and launch mix; and about $20 million for strategic and missile defense programs due to higher net favorable profit adjustments (primarily NGI). Operating profit for the AWE program was comparable as its operating profit in 2021 was mostly offset by accelerated amortization expense for intangible assets as a result of the renationalization. Net favorable profit booking rate adjustments were $150 million lower in 2022 compared to 2021.

Total equity earnings (primarily ULA) represented approximately $15 million, or 6%, and $100 million, or 10%, of Space's operating profit during the quarter and year ended Dec. 31, 2022, compared to approximately $30 million, or 10%, and $65 million, or 6%, in the quarter and year ended Dec. 31, 2021.

Income Taxes

The company’s effective income tax rate was 12.7% and 14.2% for the quarter and year ended Dec. 31, 2022, compared to 17.7% and 16.4% in the quarter and year ended Dec. 31, 2021. The rate for the quarter ended Dec. 31, 2022 was lower than the rate for the quarter ended Dec. 31, 2021 primarily due to increased tax deductions for foreign derived intangible income and research and development tax credits. The rate for the year ended Dec. 31, 2022 was lower than the rate for the year ended Dec. 31, 2021 primarily due to increased research and development tax credits. The rates for all periods benefited from tax deductions for foreign derived intangible income, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature, and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2023 Outlook
	Business segment operating profit (non-GAAP)	~$7,255 - $7,355
	FAS/CAS operating adjustment[1]	~1,660
	Intangible amortization expense	~(245)
	Other, net	~(325)
	Consolidated operating profit (GAAP)	~$8,345 - $8,445

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension (expense) income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational charges for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
Total FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Total FAS/CAS pension adjustment and Total FAS pension income have been adjusted for the noncash, non-operating pension settlement charges recorded in the second quarter 2022 and third quarter 2021. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 24, 2023, at 11 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Maria Ricciardone Lee, vice president, Investor Relations, +1 301-214-3900, maria.r.lee@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones, including the timely resolution of the pause in F-35 aircraft deliveries due to the Government-directed suspension of acceptance test flights;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of COVID-19 or future epidemics on the company’s business and financial results, including supply chain disruptions and delays, labor challenges associated with employee absences, quarantine restrictions, travel restrictions, site access, program delays, and changes in customer payment policies;
•    government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Republic of Türkiye and its removal from the F-35 program, and potential indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including the impact of a strengthening U.S. dollar;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;

•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2022	2021	2022	2021
	Net sales	$18,991	$17,729	$65,984	$67,044
	Cost of sales[1,2,3]	(16,689)	(15,307)	(57,697)	(57,983)
	Gross profit	2,302	2,422	8,287	9,061
	Other (expense) income, net	(9)	33	61	62
	Operating profit	2,293	2,455	8,348	9,123
	Interest expense	(202)	(146)	(623)	(569)
	Non-service FAS pension income (expense)[4]	109	93	(971)	(1,292)
	Other non-operating (expense) income, net[5,6]	(10)	88	(74)	288
	Earnings before income taxes	2,190	2,490	6,680	7,550
	Income tax expense	(278)	(441)	(948)	(1,235)
	Net earnings	$1,912	$2,049	$5,732	$6,315
	Effective tax rate	12.7%	17.7%	14.2%	16.4%

	Earnings per common share
	Basic	$7.44	$7.50	$21.74	$22.85
	Diluted	$7.40	$7.47	$21.66	$22.76

	Weighted average shares outstanding
	Basic	257.1	273.3	263.7	276.4
	Diluted	258.3	274.3	264.6	277.4

	Common shares reported in stockholders’ equity at end of period			254	271

1
In the quarter and year ended Dec. 31, 2022, the company recognized severance and other charges of $100 million ($79 million, or $0.31 per share, after-tax) related to certain actions at the company's RMS business segment, which included severance costs for the planned reduction of certain positions and asset impairment charges. In the year ended Dec. 31, 2021, the company recognized severance and other charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions also at the company’s RMS business segment in the first quarter of 2021.

2
In the quarter and year ended Dec. 31, 2022, the company recognized net gains of $19 million ($14 million, or $0.06 per share, after-tax) and net losses of $176 million ($132 million, or $0.50 per share, after-tax), compared to net gains of $7 million ($5 million, or $0.02 per share, after-tax) and $42 million ($32 million, or $0.11 per share, after-tax) in the quarter and year ended Dec. 31, 2021 due to changes in fair value of investments and liabilities for deferred compensation plans.

3
In the year ended Dec. 31, 2021, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after-tax) at its Aeronautics business segment as a result of performance issues on a classified program in the second quarter of 2021.

4	In the year ended Dec. 31, 2022, the company recognized a $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) pension settlement charge, compared to $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) recognized in the year ended Dec. 31, 2021, related to the purchase of group annuity contracts to transfer gross pension obligations and related plan assets to an insurance company, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders’ equity.
5	In the quarter and year ended Dec. 31, 2022, the company recognized net losses of $48 million ($36 million, or 0.14 per share, after-tax) and
	$114 million ($86 million, or $0.33 per share, after-tax), compared to net gains of $85 million ($64 million, or $0.23 per share, after-tax) and $265 million ($199 million, or $0.72 per share, after-tax) for the quarter and year ended Dec. 31, 2021 due to changes in fair value of mark-to-market investments.
6	In the year ended Dec. 31, 2022, the company recognized a charge of $34 million ($26 million, or $0.10 per share, after-tax) due to a debt refinancing transaction in the second quarter of 2022.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Dec. 31 2022	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$2,547	$3,604
Receivables, net	2,505	1,963
Contract assets	12,318	10,579
Inventories	3,088	2,981
Other current assets	533	688
Total current assets	20,991	19,815

Property, plant and equipment, net	7,975	7,597
Goodwill	10,780	10,813
Intangible assets, net	2,459	2,706
Deferred income taxes	3,744	2,290
Other noncurrent assets	6,931	7,652
Total assets	$52,880	$50,873

Liabilities and equity
Current liabilities
Accounts payable	$2,117	$780
Salaries, benefits and payroll taxes	3,075	3,108
Contract liabilities	8,488	8,107
Other current liabilities	2,207	2,002
Total current liabilities	15,887	13,997

Long-term debt, net	15,429	11,670
Accrued pension liabilities	5,472	8,319
Other noncurrent liabilities	6,826	5,928
Total liabilities	43,614	39,914

Stockholders’ equity
Common stock, $1 par value per share	254	271
Additional paid-in capital	92	94
Retained earnings	16,943	21,600
Accumulated other comprehensive loss	(8,023)	(11,006)
Total stockholders’ equity	9,266	10,959
Total liabilities and equity	$52,880	$50,873

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2022	2021
Operating activities
Net earnings	$5,732	$6,315
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,404	1,364
Stock-based compensation	238	227
Deferred income taxes	(757)	(183)
Pension settlement charge	1,470	1,665
Severance and other charges	100	36
Changes in assets and liabilities
Receivables, net	(542)	15
Contract assets	(1,739)	(1,034)
Inventories	(107)	564
Accounts payable	1,274	(98)
Contract liabilities	381	562
Income taxes	148	45
Qualified defined benefit pension plans	(412)	(267)
Other, net	612	10
Net cash provided by operating activities	7,802	9,221

Investing activities
Capital expenditures	(1,670)	(1,522)
Other, net	(119)	361
Net cash used for investing activities	(1,789)	(1,161)

Financing activities
Issuance of long-term debt, net of related costs	6,211	—
Repayments of long-term debt	(2,250)	(500)
Repurchases of common stock	(7,900)	(4,087)
Dividends paid	(3,016)	(2,940)
Other, net	(115)	(89)
Net cash used for financing activities	(7,070)	(7,616)

Net change in cash and cash equivalents	(1,057)	444
Cash and cash equivalents at beginning of period	3,604	3,160
Cash and cash equivalents at end of period	$2,547	$3,604

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions)
The company's pretax FAS expense related to its qualified defined benefit pension plans consisted of the following:

		Years Ended Dec. 31,
	Qualified defined benefit pension plans	2022	2021
	Operating:
	Service cost	$(87)	$(106)
	Non-operating:
	Interest cost	(1,289)	(1,220)
	Expected return on plan assets	1,854	2,146
	Recognized net actuarial losses	(425)	(902)
	Amortization of prior service credits	359	349
	Pension settlement charge	(1,470)	(1,665)
	Non-service FAS pension expense	(971)	(1,292)
	Total FAS pension expense	(1,058)	(1,398)
	Less: pension settlement charge	1,470	1,665
	Total FAS pension income - adjusted[1]	$412	$267

1	Total FAS pension income – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

The company's expected total FAS/CAS pension adjustment for 2023 compared to actual results for the years ended Dec. 31, 2022 and Dec. 31, 2021, including the service and non-service cost components of FAS pension expense for its qualified defined benefit pension plans, are as follows:

		2023	Years Ended Dec. 31,
		Outlook	2022	2021
	Total FAS income (expense) and CAS costs
	FAS pension income (expense)	$375	$(1,058)	$(1,398)
	Less: CAS pension cost	1,725	1,796	2,066
	Total FAS/CAS pension adjustment	2,100	738	668
	Less: pension settlement charge	—	1,470	1,665
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208	$2,333

	Service and non-service cost reconciliation
	FAS pension service cost	$(65)	$(87)	$(106)
	Less: CAS pension cost	1,725	1,796	2,066
	FAS/CAS operating adjustment	1,660	1,709	1,960
	Non-service FAS pension income (expense)	440	(971)	(1,292)
	Total FAS/CAS pension adjustment	2,100	738	668
	Less: pension settlement charge	—	1,470	1,665
	Total FAS/CAS pension adjustment - adjusted[1,2]	$2,100	$2,208	$2,333

1	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022, and $1,665 million in the third quarter of 2021, related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Dec. 31 2022	Dec. 31, 2021
Aeronautics	$56,630	$49,118
Missiles and Fire Control	28,735	27,021
Rotary and Mission Systems	34,949	33,700
Space	29,684	25,516
Total backlog	$149,998	$135,355

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2022	2021	2022	2021
F-35	53	52	141	142
C-130J	6	7	24	22
Government helicopter programs	24	37	86	90
Commercial helicopter programs	—	1	—	3
International military helicopter programs	4	8	9	17

	Number of Weeks in Reporting Period[1]	2023	2022	2021
	First quarter	12	12	12
	Second quarter	13	13	13
	Third quarter	13	13	13
	Fourth quarter	14	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.

Lockheed Martin Corporation
Pro Forma Business Segment Summary Operating Results
(unaudited; in millions)

Effective Jan. 1, 2023, the company no longer considers amortization expense related to purchased intangible assets when evaluating the operating performance of the business segments. As a result, beginning Jan. 1, 2023, the company changed the presentation of purchased intangible amortization expense and will reflect this expense as a corporate unallocated expense instead of at the respective business segment. Prior to this change in presentation, the company reflected the purchased intangible amortization expense as an aspect of business segment expense based on the location of the intangible assets. As such, beginning with the filing of the company’s Q1 2023 Form 10-Q, purchased intangible asset amortization expense will no longer be included in business segment operating profit. Additionally, in future filings, the previous periods presented will be recast for consistency in the company's consolidated statements of earnings and related business segment disclosures. When evaluating the operating performance of its business segments, management believes this updated presentation better aligns with how the business is viewed and managed and will provide better insights into business segment performance.

The results reported in the news release for fiscal years ended Dec. 31, 2022 and 2021 do not reflect the presentation changes as the company did not adopt them until Jan. 1, 2023. To help the reader understand the impact of this change in presentation, especially in comparison to the 2023 Financial Outlook which assumes the change in presentation, the following supplemental tables provide unaudited pro forma financial information reflecting the impact of the change in presentation as-if it had had been applicable for the periods shown.

		Quarter Ended March 27, 2022			Quarter Ended June 26, 2022			Quarter Ended September 25, 2022			Quarter Ended December 31, 2022
		As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted
	Net sales
	Aeronautics	$6,401	$—	$6,401	$5,862	$—	$5,862	$7,089	$—	$7,089	$7,635	$—	$7,635
	Missiles and Fire Control	2,452	—	2,452	2,747	—	2,747	2,831	—	2,831	3,287	—	3,287
	Rotary and Mission Systems	3,552	—	3,552	4,012	—	4,012	3,781	—	3,781	4,803	—	4,803
	Space	2,559	—	2,559	2,825	—	2,825	2,882	—	2,882	3,266	—	3,266
	Total net sales	$14,964	$—	$14,964	$15,446	$—	$15,446	$16,583	$—	$16,583	$18,991	$—	$18,991

	Operating profit
	Aeronautics	$679	$—	$679	$612	$1	$613	$759	$—	$759	$816	$—	$816
	Missiles and Fire Control	384	1	385	418	—	418	382	1	383	451	—	451
	Rotary and Mission Systems	348	58	406	403	58	461	414	58	472	508	59	567
	Space	245	3	248	268	3	271	301	3	304	231	3	234
	Total business segment operating profit[2]	1,656	62	1,718	1,701	62	1,763	1,856	62	1,918	2,006	62	2,068
	Total unallocated items	277	(62)	215	262	(62)	200	303	(62)	241	287	(62)	225
	Total consolidated operating profit	$1,933	$—	$1,933	$1,963	$—	$1,963	$2,159	$—	$2,159	$2,293	$—	$2,293

	Operating margin
	Aeronautics	10.6%	—%	10.6%	10.4%	0.1%	10.5%	10.7%	—%	10.7%	10.7%	—%	10.7%
	Missiles and Fire Control	15.7%	—%	15.7%	15.2%	—%	15.2%	13.5%	—%	13.5%	13.7%	—%	13.7%
	Rotary and Mission Systems	9.8%	1.6%	11.4%	10.0%	1.5%	11.5%	10.9%	1.6%	12.5%	10.6%	1.2%	11.8%
	Space	9.6%	0.1%	9.7%	9.5%	0.1%	9.6%	10.4%	0.1%	10.5%	7.1%	0.1%	7.2%
	Total business segment operating margin[2]	11.1%	0.4%	11.5%	11.0%	0.4%	11.4%	11.2%	0.4%	11.6%	10.6%	0.3%	10.9%

	Total consolidated operating margin	12.9%	—%	12.9%	12.7%	—%	12.7%	13.0%	—%	13.0%	12.1%	—%	12.1%

1	Effective Jan. 1, 2023, the company reclassed intangible amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2	Business segment operating profit and operating margin are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

		Three Months Ended March 27, 2022			Six Months Ended June 26, 2022			Nine Months Ended September 25, 2022			Year Ended December 31, 2022
		As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted
	Net sales
	Aeronautics	$6,401	$—	$6,401	$12,263	$—	$12,263	$19,352	$—	$19,352	$26,987	$—	$26,987
	Missiles and Fire Control	2,452	—	2,452	5,199	—	5,199	8,030	—	8,030	11,317	—	11,317
	Rotary and Mission Systems	3,552	—	3,552	7,564	—	7,564	11,345	—	11,345	16,148	—	16,148
	Space	2,559	—	2,559	5,384	—	5,384	8,266	—	8,266	11,532	—	11,532
	Total net sales	$14,964	$—	$14,964	$30,410	$—	$30,410	$46,993	$—	$46,993	$65,984	$—	$65,984

	Operating profit
	Aeronautics	$679	$—	$679	$1,291	$1	$1,292	$2,050	$1	$2,051	$2,866	$1	$2,867
	Missiles and Fire Control	384	1	385	802	1	803	1,184	2	1,186	1,635	2	1,637
	Rotary and Mission Systems	348	58	406	751	116	867	1,165	174	1,339	1,673	233	1,906
	Space	245	3	248	513	6	519	814	9	823	1,045	12	1,057
	Total business segment operating profit[2]	1,656	62	1,718	3,357	124	3,481	5,213	186	5,399	7,219	248	7,467
	Total unallocated items	277	(62)	215	539	(124)	415	842	(186)	656	1,129	(248)	881
	Total consolidated operating profit	$1,933	$—	$1,933	$3,896	$—	$3,896	$6,055	$—	$6,055	$8,348	$—	$8,348

	Operating margin
	Aeronautics	10.6%	—%	10.6%	10.5%	—%	10.5%	10.6%	—%	10.6%	10.6%	—%	10.6%
	Missiles and Fire Control	15.7%	—%	15.7%	15.4%	—%	15.4%	14.7%	0.1%	14.8%	14.4%	0.1%	14.5%
	Rotary and Mission Systems	9.8%	1.6%	11.4%	9.9%	1.6%	11.5%	10.3%	1.5%	11.8%	10.4%	1.4%	11.8%
	Space	9.6%	0.1%	9.7%	9.5%	0.1%	9.6%	9.8%	0.2%	10.0%	9.1%	0.1%	9.2%
	Total business segment operating margin[2]	11.1%	0.4%	11.5%	11.0%	0.4%	11.4%	11.1%	0.4%	11.5%	10.9%	0.4%	11.3%

	Total consolidated operating margin	12.9%	—%	12.9%	12.8%	—%	12.8%	12.9%	—%	12.9%	12.7%	—%	12.7%

1	Effective Jan. 1, 2023, the company reclassed intangible amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2	Business segment operating profit and operating margin are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Lockheed Martin Corporation
Pro Forma Business Segment Summary Operating Results
(unaudited; in millions)

		Quarter Ended March 28, 2021			Quarter Ended June 27, 2021			Quarter Ended September 26, 2021			Quarter Ended December 31, 2021
		As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted
	Net sales
	Aeronautics	$6,387	$—	$6,387	$6,666	$—	$6,666	$6,568	$—	$6,568	$7,127	$—	$7,127
	Missiles and Fire Control	2,749	—	2,749	2,944	—	2,944	2,781	—	2,781	3,219	—	3,219
	Rotary and Mission Systems	4,107	—	4,107	4,242	—	4,242	3,980	—	3,980	4,460	—	4,460
	Space	3,015	—	3,015	3,177	—	3,177	2,699	—	2,699	2,923	—	2,923
	Total net sales	$16,258	$—	$16,258	$17,029	$—	$17,029	$16,028	$—	$16,028	$17,729	$—	$17,729

	Operating profit
	Aeronautics	$693	$—	$693	$572	$1	$573	$714	$—	$714	$820	$—	$820
	Missiles and Fire Control	396	1	397	401	—	401	413	1	414	438	—	438
	Rotary and Mission Systems	433	58	491	458	58	516	459	58	517	448	58	506
	Space	227	22	249	335	22	357	264	2	266	308	4	312
	Total business segment operating profit[2]	1,749	81	1,830	1,766	81	1,847	1,850	61	1,911	2,014	62	2,076
	Total unallocated items	433	(81)	352	426	(81)	345	444	(61)	383	441	(62)	379
	Total consolidated operating profit	$2,182	$—	$2,182	$2,192	$—	$2,192	$2,294	$—	$2,294	$2,455	$—	$2,455

	Operating margin
	Aeronautics	10.9%	—%	10.9%	8.6%	—%	8.6%	10.9%	—%	10.9%	11.5%	—%	11.5%
	Missiles and Fire Control	14.4%	—%	14.4%	13.6%	—%	13.6%	14.9%	—%	14.9%	13.6%	—%	13.6%
	Rotary and Mission Systems	10.5%	1.5%	12.0%	10.8%	1.4%	12.2%	11.5%	1.5%	13.0%	10.0%	1.3%	11.3%
	Space	7.5%	0.8%	8.3%	10.5%	0.7%	11.2%	9.8%	0.1%	9.9%	10.5%	0.2%	10.7%
	Total business segment operating margin[2]	10.8%	0.5%	11.3%	10.4%	0.4%	10.8%	11.5%	0.4%	11.9%	11.4%	0.3%	11.7%

	Total consolidated operating margin	13.4%	—%	13.4%	12.9%	—%	12.9%	14.3%	—%	14.3%	13.8%	—%	13.8%

1	Effective Jan. 1, 2023, the company reclassed intangible amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2	Business segment operating profit and operating margin are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

		Three Months Ended March 28, 2021			Six Months Ended June 27, 2021			Nine Months Ended September 26, 2021			Year Ended December 31, 2021
		As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted	As Reported	Reclassification[1]	As Adjusted
	Net sales
	Aeronautics	$6,387	$—	$6,387	$13,053	$—	$13,053	$19,621	$—	$19,621	$26,748	$—	$26,748
	Missiles and Fire Control	2,749	—	2,749	5,693	—	5,693	8,474	—	8,474	11,693	—	11,693
	Rotary and Mission Systems	4,107	—	4,107	8,349	—	8,349	12,329	—	12,329	16,789	—	16,789
	Space	3,015	—	3,015	6,192	—	6,192	8,891	—	8,891	11,814	—	11,814
	Total net sales	$16,258	$—	$16,258	$33,287	$—	$33,287	$49,315	$—	$49,315	$67,044	$—	$67,044

	Operating profit
	Aeronautics	$693	$—	$693	$1,265	$1	$1,266	$1,979	$1	$1,980	$2,799	$1	$2,800
	Missiles and Fire Control	396	1	397	797	1	798	1,210	2	1,212	1,648	2	1,650
	Rotary and Mission Systems	433	58	491	891	116	1,007	1,350	174	1,524	1,798	232	2,030
	Space	227	22	249	562	44	606	826	46	872	1,134	50	1,184
	Total business segment operating profit[2]	1,749	81	1,830	3,515	162	3,677	5,365	223	5,588	7,379	285	7,664
	Total unallocated items	433	(81)	352	859	(162)	697	1,303	(223)	1,080	1,744	(285)	1,459
	Total consolidated operating profit	$2,182	$—	$2,182	$4,374	$—	$4,374	$6,668	$—	$6,668	$9,123	$—	$9,123

	Operating margin
	Aeronautics	10.9%	—%	10.9%	9.7%	—%	9.7%	10.1%	—%	10.1%	10.5%	—%	10.5%
	Missiles and Fire Control	14.4%	—%	14.4%	14.0%	—%	14.0%	14.3%	—%	14.3%	14.1%	—%	14.1%
	Rotary and Mission Systems	10.5%	1.5%	12.0%	10.7%	1.4%	12.1%	10.9%	1.5%	12.4%	10.7%	1.4%	12.1%
	Space	7.5%	0.8%	8.3%	9.1%	0.7%	9.8%	9.3%	0.5%	9.8%	9.6%	0.4%	10.0%
	Total business segment operating margin[2]	10.8%	0.5%	11.3%	10.6%	0.4%	11.0%	10.9%	0.4%	11.3%	11.0%	0.4%	11.4%

	Total consolidated operating margin	13.4%	—%	13.4%	13.1%	—%	13.1%	13.5%	—%	13.5%	13.6%	—%	13.6%

1	Effective Jan. 1, 2023, the company reclassed intangible amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2	Business segment operating profit and operating margin are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.